Exhibit 99.1

Lexmark reports first-quarter EPS growth of 25 percent

Lexington, Ky., April 19, 2004- Lexmark International, Inc. (NYSE: LXK) today announced financial results for the first quarter of 2004. Revenue increased 13 percent to $1.256 billion and earnings per share were 91 cents, up 25 percent from a year ago.

"Our first quarter results came in above our expectation and marked the third consecutive quarter of double-digit revenue growth," stated Paul J. Curlander, Lexmark chairman and CEO. "These strong results reflect Lexmark's exclusive focus on printing solutions and the power of our supplies-driven business model."

Gross profit was $411 million or 32.7 percent of revenue for the quarter, versus $356 million or 32.1 percent a year ago. The higher gross profit margin was due to improved product margins, somewhat offset by a higher mix of printer revenue.

Operating expense for the first quarter was $246 million compared to $228 million in the same period of 2003. Operating income was $165 million or 13.2 percent of revenue versus $129 million or 11.6 percent of revenue a year earlier. Net earnings were $121 million in the first quarter, up 28 percent from $95 million reported a year ago. Diluted net earnings per share for the period were 91 cents, an increase of 25 percent from 73 cents in the prior year.

Lexmark's debt-to-total-capital ratio at March 31, 2004 was 8 percent, unchanged from December 31, 2003. Capital expenditures were $23 million in the first quarter.

New products  raise the  price/performance  standard
During the first quarter, Lexmark unveiled an array of new inkjet printers and All-In-One (AIO) products to meet the needs of consumers and small office/home office professionals. For the photo enthusiast, a new fade-resistant ink technology is now available in printers and AIOs at best-in-class print speeds. Small businesses can benefit from several AIOs offering the latest ink technology with easy-to-use software, all priced affordably from $79 to $129.

The company also launched the $699 Lexmark C510 color laser printer that delivers up to 30 pages per minute (ppm) in monochrome and 8 ppm in color. This is the latest addition to Lexmark's line of color lasers that includes the Lexmark C752L which was announced earlier in the quarter with print speeds up to 20 ppm in color. Also introduced in January was the Lexmark X422 multifunction laser, providing high-performance features for enhanced productivity at breakthrough affordability.


Looking  forward:
"Looking forward to the second quarter, we believe that our strong lineup of printing solutions will keep us well-positioned for solid growth," Curlander stated. "While we continue to see some indications of market improvement, we remain cautious due to the uncertain economic environment and the potential for aggressive price competition. In the second quarter of 2004, we expect a year-over-year revenue growth rate of high-single to low-double digits and earnings per share to be in the range of 88 to 98 cents, versus 77 cents reported in 2003."

                                   -- more --

                   Lexmark reports first-quarter EPS growth of 25 percent/Page 2


                                      ###

Lexmark is hosting a conference call with securities analysts on Monday, April 19, 2004, at 8:30 a.m. Eastern Time (888-338-6461). A live broadcast over the Internet and a complete replay of this call can be accessed from Lexmark's investor relations Web site at http://investor.lexmark.com.

Lexmark International, Inc. is a leading developer, manufacturer and supplier of printing solutions -- including laser and inkjet printers, multifunction products, associated supplies and services -- for offices and homes in more than 150 countries. Founded in 1991, Lexmark reported approximately $4.8 billion in revenue in 2003, and can be found on the Internet at www.lexmark.com.

Prices are estimated in U. S. dollars. Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries. All other trademarks are property of their respective holders.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties, including, but not limited to, the impact of competitors' products, the ability and/or incremental expense to produce and deliver products to satisfy customer demand, market acceptance of new products and pricing programs, aggressive pricing from competitors and resellers, financial failure or loss of business with a key customer, reseller or supplier, management of the company's and resellers' inventory levels, changes in a country's or region's political or economic conditions, currency fluctuations, production and supply difficulties including disruptions at important points of exit and entry and distribution centers, competition in aftermarket supplies, increased investment to support product development, unforeseen cost impacts, conflicts among sales channels, difficulties or delays in software and information systems implementations, the outcome of pending and future litigation or governmental proceedings, intellectual property and other legal claims and expenses, and other risks described in the company's Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

                  LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
                  CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
                     (In Millions, Except Per Share Amounts)
                                   (Unaudited)

                                                                         Three Months Ended
                                                                              March 31
                                                                    -----------------------------

                                                                         2004          2003
                                                                         ----          ----

Revenue                                                                $1,256.0      $1,107.9

Cost of revenue                                                           845.2         751.7
                                                                       --------      --------

         Gross profit                                                     410.8         356.2
                                                                       --------      --------


Research and development                                                   72.2          62.1
Selling, general and administrative                                       173.4         165.5
                                                                       --------      --------
         Operating expense                                                245.6         227.6
                                                                       --------      --------


         Operating income                                                 165.2         128.6


Interest (income)/expense, net                                             (2.3)          0.7
Other                                                                       0.6           -
                                                                        -------      --------
         Earnings before income taxes                                     166.9         127.9

Provision for income taxes                                                 45.9          33.3
                                                                       --------      --------
         Net earnings                                                  $  121.0      $   94.6
                                                                       ========      ========




Net earnings per share:
         Basic                                                         $   0.93      $   0.74
                                                                       ========      ========

         Diluted                                                       $   0.91      $   0.73
                                                                       ========      ========


Shares used in per share calculation:
         Basic                                                            129.6         127.1
                                                                       ========      ========
         Diluted
                                                                          133.1         130.2
                                                                       ========      ========

                  LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
             CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
                                  (In Millions)
                                   (Unaudited)


                                                        March 31     December 31
                                                          2004           2003
                                                       ----------    -----------


ASSETS

Current assets:
    Cash and cash equivalents                          $    749.8    $    744.6
    Marketable securities                                   612.9         451.5
    Trade receivables, net                                  571.6         615.4
    Inventories                                             443.0         437.0
    Prepaid expenses and other current assets               196.8         195.3
                                                       ----------    ----------
          Total current assets                            2,574.1       2,443.8

Property, plant and equipment, net                          705.8         715.9
Other assets                                                315.2         290.7
                                                       ----------    ----------
          Total assets                                 $  3,595.1    $  3,450.4
                                                       ==========    ==========



LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Short-term debt                                    $      3.1    $      1.1
    Accounts payable                                        474.1         465.7
    Accrued liabilities                                     647.3         716.5
                                                       ----------    ----------
          Total current liabilities                       1,124.5       1,183.3

Long-term debt                                              149.4         149.3
Other liabilities                                           480.4         474.8
                                                       ----------    ----------
          Total liabilities                               1,754.3       1,807.4
                                                       ----------    ----------


Stockholders' equity:
    Preferred stock                                           -             -
    Common stock and capital in excess of par             1,013.4         958.0
    Retained earnings                                     2,216.0       2,095.0
    Treasury stock                                       (1,213.1)     (1,213.5)
    Accumulated other comprehensive loss                   (175.5)       (196.5)
                                                       ----------    ----------
          Total stockholders' equity                      1,840.8       1,643.0
                                                       ----------    ----------
          Total liabilities and stockholders' equity   $  3,595.1    $  3,450.4
                                                       ==========    ==========
